UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

CARBON GREEN INC.
(Exact name of registrant as specified in its charter)

Commission File Number 333 -136027

Nevada	20-4126700
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

Vysoka 26, Bratislava 81106, Slovak Republic
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 421.2.5292.6300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2010, Carbon Green Inc. (the “Company”) entered into a Consulting Services Agreement (the “Consulting Agreement”) dated effective as of January 15, 2010 (the “Effective Date”) with Mr. David William Thursfield and Greenwood Commerce Limited (“Greenwood”), a wholly owned subsidiary of the Company, whereby Mr. Thursfield agreed to serve as Greenwood’s Chief Operating Officer and to provide certain services to Greenwood as follows:

(i)

the Consultant shall familiarize himself thoroughly with the history, structure, finances and operations of Greenwood and its affiliates and with the technology, engineering and technical details of the technology;

(ii)	the Consultant shall produce a corporate organizational, financial analysis and plant construction oriented business plan for approval by the board;
(iii)

the Consultant shall, with assistance from the Chief Technical Officer, CEO, V-P Corporate Development and other relevant personnel and consultants, develop a critical analysis plan to assist Greenwood to select the most appropriate economic and functional sites for the location of plants, to develop sound plant development protocols and to develop the most appropriate finance and economic models;

(iv)	the Consultant shall supervise budget development for plant, equipment and operations and supervise the financial expenditures;
(v)

the Consultant shall for his areas of responsibility or, as circumstances dictate, assist the relevant personnel to present to the President and CEO on a monthly or quarterly basis, as the President or CEO may determine, the following:

(a)	an account statement, with any report as to variance from projected budgets, and a report on activities, developments and recommendations;
(b)	if applicable, an amended projected budget for the subsequent period, in light of any variances or amendments to programs;
(c)	a report on developments for the prior period, with analytical comments and any recommendation for variances to the established work program, with any budget amendments thereto;

(vi)

the Consultant shall supervise the relevant employees and personnel responsible for contract work and subcontract work for plant construction and shall ensure that the contractors and subcontractors are reputable within the industry, the work conducted is conducted to professional standards acceptable within the industry and the work is conducted in accordance with the established program and within budget;

(vii)

the Consultant shall maintain all records and information pertaining to its services, and the properties and activities thereto, and shall ensure that Greenwood receives copies of all such material records and information as would be reasonable and appropriate for the Greenwood’s deliberations and shall maintain duplication of records to insure against loss of material information;

(viii)

the Consultant shall supervise or assist, as appropriate, the personnel responsible for developing and operating plants and property and shall ensure that such personnel proactively manage the same to the highest industry standard;

(ix)	the hiring of appropriate staff for organizational needs in consultation with the CEO and the board; and
(x)

the Consultant shall pro-actively effect its services, including such activities in performance of its services as are not specifically stated herein, and which may be required or advisable and reasonable to plan, finance, develop, administer, operate and safeguard plant, properties and data and to produce a competent and efficient development and operation program and periodic reports, with verifiable data.

Mr. Thursfield will provide his consulting services for a period of six months (the “Term”) in consideration for which Mr. Thursfield will receive a consulting fee of $21,000 per month and 300,000 stock options to purchase 300,000 shares of common stock of the Company over a period of five years from the Effective Date (the “Stock Options”). The Stock Options shall be governed by the Company’s prevailing stock option plan and shall be comprised of:

(i)

100,000 stock options being exercisable into 100,000 shares of common stock of the Company at a price of $0.50 per share and vesting after Greenwood enters into commercial production and commercial sale of its next full scale plant after Cyprus;

(ii)	100,000 stock options being exercisable into 100,000 shares of common stock of the Company at a price of $1.00 per share and vesting over 12 months commencing 30 days after the Effective Date; and
(iii)	100,000 stock options being exercisable into 100,000 shares of common stock of the Company at a price of $2.00 per share and vesting over 12 months commencing 30 days after the Effective Date.

In the event that during the Term of the Consulting Agreement, or any extension thereof, Greenwood has commenced construction of one or more plants subsequent to Cyprus and (i) Mr. Thursfield is dismissed for any reason other than fraud, (ii) a new agreement replacing the Consulting Agreement is not successfully negotiated among the parties, or (iii) Mr. Thursfield dies, Mr. Thursfield, or his estate, shall be paid a termination fee of $2,000,000 in cash or stock.

In the event that at the end of the Term the parties are satisfied with the performance of each other then any of the parties may give notice of the desire to negotiate an extension of the Consulting Agreement or the Company may give notice of a desire to negotiate an agreement with Mr. Thursfield to become a formal officer of the Company as Chief Operating Officer or Chief Executive Officer of the Company. In such event, the parties shall continue the Consulting Agreement on a month to month basis during negotiations, with the right of any of the parties to give 15 days notice of termination of negotiations and the Consulting Agreement, as extended.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 10, 2010

CARBON GREEN INC.

By:	/s/ Peter Jensen
Name:	Peter Jensen
Title:	Director